Exhibit 10.4
October 13, 2020

Katie Bolanowski

Dear Katie:

As follow-up to your discussion with Cherri Syvrud on Friday, we are pleased to extend to you an offer of employment for the position of General Counsel based out of our Hinsdale, Illinois office, reporting to me, with an anticipated start date of Monday, November 16, 2020.

Following is a summary of your eligible compensation and benefits for this position:

Annual Base Salary: $350,000 per year, to be paid in substantially equal bi-weekly payments, less applicable taxes.

Target Annual Performance Bonus (MICP): Annual cash incentive will be targeted at thirty percent (30%) of your Annual Base Salary (Annual Value at Target: $105,000), pro-rated for 2020 based upon your hire date, and is based upon the achievement of financial targets established by the Compensation Committee.

Equity Awards (RSU & PSU Plans): In addition to Annual Base Salary and MICP, you will receive annual equity-based incentive compensation as follows:
•RSUs: Beginning in 2021, you will receive Restricted Stock Units having an aggregate value equal to twenty-five percent (25%) of your annual base salary (Annual Value: $87,500), which will vest at an annual rate of 25% per year. Restricted stock units are settled in shares of the Company's common stock upon vesting
•PSUs: Beginning in 2021, you will receive Performance Share Units which, assuming achievement of Gibraltar's targeted ROIC, will have an aggregate value equal to forty percent (40%) of your annual base salary (Annual Value at Target: $140,000). Performance unit awards are settled in shares of the Company's common stock three years from grant date.

Executive Benefit Plan (MSPP): You will be eligible to participate in the Company's Management Stock Purchase Plan (MSPP) which permits you to defer of up to 25% of your annual base salary and up to 100% of annual performance bonus (MICP) subject to eligibility and enrollment provisions of the Plan, with company match percentages awarded for each component. Amounts deferred are treated as though they have been invested in a menu of funds which are similar to the investments available to participants in the Company's 401k plan. The RSUs reflecting the Company match vest after five years of plan eligibility service.

Vacation: You will be eligible for four (4) weeks of vacation annually, pro-rated for 2020. Vacation time must be scheduled and used within the calendar year and cannot be carried forward if not used in the year in which it is earned.

Gibraltar Benefit Plans: A benefits Summary is attached outlining Gibraltar's benefit programs. All benefits, with the exception of the 401(k) Plan, begin the first of the month following 30 days of employment. You can begin participating in the 401(k) Plan following six months of employment.

Other Executive Programs: Eligibility is based upon similarly situated corporate employees and subject to the terms of the applicable program or plan documents as amended from time to time, including the following:
•Tax & Personal Investment Consulting: An annual benefit of up to $5,000 for personal tax and investment advice will be reimbursed upon submission of eligible receipts to Corporate HR.
•Executive Health Reimbursement Plan: Eligible for $5,000 reimbursement annually to cover all medical expenses including, but not limited to, deductibles, co-shares and prescription costs.

With respect to termination:
•Should the Company terminate your employment during the first twelve (12) months of your employment, you will be entitled to twelve (12) months' salary.

•Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate the Employee's employment without notice to the Employee in the event of willful or intentional infliction of substantial injury upon the Company, embezzlement, dishonesty, fraud or acts of criminal nature involving Employee's employment, and in such case, severance will not be paid.

This offer is contingent upon satisfactorily completing the normal hiring process (i.e. drug screen and background checks).

Katie, we sincerely believe this represents an outstanding opportunity for you and Gibraltar. We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment in this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me or Cherri Syvrud, SVP HR & OD.

Sincerely,

/s/ William T. Bosway

William T. Bosway
President & Chief Executive Officer

The above describes terms and conditions of employment are hereby accepted and agreed to this 19th day of October, 2020.

/s/ Katie Bolanowski
Katie Bolanowski